Exhibit 5.1

February 14, 2024

Agrify Corporation

2468 Industrial Row Drive

Troy, Michigan 48084

Re:	Agrify Corporation/Registration Statement on Form S-1 (File No. 333-276724)

Ladies and Gentlemen:

We have acted as special Nevada counsel to Agrify Corporation, a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of (a) up to 2,288,330 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); (b) up to 2,288,330 pre-funded warrants (the “Pre-Funded Warrants”) to purchase and equal number of shares of Common Stock (the “Pre-Funded Warrant Shares”) with an exercise price equal to $0.001 per share; and (c) up to 45,767 warrants (the “Placement Agent Warrants”) to purchase an aggregate of 45,767 shares of Common Stock (the “Placement Agent Warrant Shares”) with an exercise price equal to $0.6555 per share. The Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Placement Agent Warrants, and the Placement Agent Warrant Shares are collectively referred to herein as the “Securities.” The Securities are being offered, sold, and issued under the terms of a Placement Agency Agreement (the “Placement Agreement”), to be entered into between the Company and Alexander Capital L.P., as placement agent, and the terms of a Subscription Agreement (the “Subscription Agreement”) to be entered into between the Company and the purchaser of the Shares and Pre-Funded Warrants.

The Securities are to be offered by the Company under a Registration Statement on Form S-1 (Registration No. 333-276724) (the “Registration Statement”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act.

February 14, 2024 Page 2

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction of:

(a)	the Registration Statement;

(b)	a form of the Placement Agreement;

(c)	a form of Subscription Agreement;

(d)	a form of the Pre-Funded Warrants;

(e)	a form of the Placement Agent Warrants; and

(f) resolutions of the Board of Directors and such other matters as relevant related to (i) the approval of the Placement Agreement and authorization of the Company to execute, deliver, and perform its obligations under the Placement Agreement and the Subscription Agreements, (ii) the issuance and registration of the Securities under the Securities Act, and (iii) such other matters as relevant.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company corporate charter documents and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed:

(a) the legal capacity of all natural persons executing the documents;

(b) the genuineness of all signatures on the documents;

(c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or forms;

(d) that the parties to such documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder; and

(e) other than with respect to the Company, the due authorization by all requisite action, corporate or other; and

(f) the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

February 14, 2024 Page 3

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents. The opinions expressed herein are subject to the effect of applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer, and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity.

On the basis of the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

(a) the Shares have been duly authorized, and when issued against payment in accordance with the terms of the Placement Agreement, will be validly issued, fully paid, and nonassessable;

(b) the Pre-Funded Warrant Shares have been duly authorized, and when issued upon exercise of the Pre-Funded Warrants in accordance with the terms thereof and the Company’s charter documents, including, without limitation, the payment in full of the applicable consideration, will be validly issued, fully paid, and non-assessable; and

(c) the Placement Agent Warrant Shares have been duly authorized, and when issued upon exercise of the Placement Agent Warrants in accordance with the terms thereof and the Company’s charter documents, including, without limitation, the payment in full of the applicable consideration, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. The opinions we express herein are limited solely to the laws of the State of Nevada. We express no opinion regarding any state or federal securities laws, including any Nevada securities laws or regulations. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws.

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We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sherman & Howard L.L.C.

SHERMAN & HOWARD L.L.C.